UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 19, 2017

(Date of earliest event reported)

Phillips 66 Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36011	38-3899432
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2331 CityWest Blvd.

Houston, Texas 77042

(Address of principal executive offices and zip code)

(855) 283-9237

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement

Contribution Agreement

On September19, 2017, Phillips 66 Partners LP (the “Partnership”) entered into a Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”) with Phillips 66 Partners GP LLC (the “General Partner”), Phillips 66 Company (“P66 Company”), and Phillips 66 Project Development Inc. (“P66 PDI”), each a wholly owned subsidiary of Phillips 66 (“PSX”). Pursuant to the Contribution Agreement, the Partnership will acquire from P66 PDI, through a series of intercompany contributions, an indirect 25 percent interest in each of Dakota Access, LLC and Energy Transfer Crude Oil Company, LLC (collectively, “Dakota/ETCO” and such interests, the “Dakota/ETCO Interests”) and a direct 100 percent interest in Merey Sweeny, L.P. (“MSLP” and such interest, the “MSLP Interest”) (the Dakota/ETCO Interest and the MSLP Interests, collectively, the “Acquired Interests” and the acquisitions pursuant to the Contribution Agreement, collectively, the “Acquisition”).

The assets owned by DAPL/ETCO and MSLP are described below:

•                  Dakota/ETCO owns the Bakken Pipeline, which includes1,926 combined pipeline miles and 520,000 barrels per day (“BPD”) of crude oil capacity expandable to 570,000 BPD. There are receipt stations in North Dakota to access Bakken and Three Forks production, a delivery and receipt point in Patoka, Illinois, and delivery points in Nederland, Texas, including at the Phillips 66 Beaumont Terminal.

•                  MSLP owns a 125,000 BPD capacity vacuum distillation unit and a 70,000 BPD capacity delayed coker unit.  MSLP processes residue from heavy sour crude oil into liquid products and fuel-grade petroleum coke at the Phillips 66 Sweeny Refinery in Old Ocean, Texas.

In connection with the Acquisition, MSLP and P66 Company will enter into a tolling services agreement with a 15-year term that will include a base throughput fee and a minimum volume commitment from P66 Company.

In exchange for the Acquired Interests, the Partnership will deliver total consideration of approximately $1.65 billion, consisting of cash, the assumption of certain liabilities under which P66 PDI will be the obligor or to which the Acquired Interests will be subject as of the closing of the Acquisition and the issuance of an aggregate of 5,005,778 newly issued units of the Partnership, to be allocated between common units representing limited partner interests (“Common Units”) to be issued to P66 PDI and general partner units to be issued to the General Partner in a proportion necessary for the General Partner to maintain its 2 percent general partner interest in the Partnership.

The transaction is expected to close in early October 2017, subject to standard closing conditions, including, among others: (i) the continued accuracy of the representations and warranties contained in the Contribution Agreement; (ii) the performance by each party of its respective obligations under the Contribution Agreement; (iii) the absence of any legal proceeding or order by a governmental authority restraining, enjoining or otherwise prohibiting the Acquisition; (iv) the absence of a material adverse effect on the results of operations or financial condition of the Acquired Interests; (v) the execution of certain agreements and delivery of certain documents related to the consummation of the Acquisition, including an amendment to the Partnership’s existing omnibus agreement with P66 Company; and (vi) the receipt by the Partnership of sufficient proceeds from financing arrangements necessary to fulfill its obligations required for the closing of the Acquisition and the determination by the Partnership that it expects to be able to repay or refinance any indebtedness assumed by or assigned to the Partnership in connection with the Acquisition.

Pursuant to the Contribution Agreement, and subject to certain limitations, the Partnership has agreed to indemnify P66 Company, P66 PDI and their respective affiliates (other than the Partnership and its subsidiaries), directors, officers, employees, agents and representatives (collectively, the “P66 Company Parties”) for any and all damages resulting from any breach of a representation, warranty, agreement or covenant of the Partnership and for certain other matters. Similarly, P66 Company and P66 PDI have agreed, subject to certain limitations, to indemnify the Partnership, its subsidiaries and its and their respective affiliates (other than any of the P66 Company Parties), directors, officers, employees, agents and representatives for any and all damages resulting from any breach of a representation, warranty, agreement or covenant of P66 Company or P66 PDI and for certain other matters.

The above summary is not complete and is qualified in its entirety by reference to the Contribution Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Each of the parties to the Contribution Agreement described above is a direct or indirect subsidiary of PSX. As a result, certain individuals, including officers of PSX and officers and directors of the General Partner, serve as officers and/or directors of one or more of such entities. P66 PDI currently (as of the date of this Current Report on Form 8-K) owns 64,047,024 Common Units of the Partnership representing a 56.8 percent limited partner interest in the Partnership based on the number of Common Units outstanding as of September 25, 2017. P66 PDI also owns an indirect 1.9 percent general partner interest in the Partnership and all of the Partnership’s incentive distribution rights through its ownership of the General Partner.

The terms of the Contribution Agreement were approved on behalf of the Partnership by the conflicts committee and the board of directors of the General Partner. The conflicts committee, which is comprised of independent members of the board of directors of the General Partner, retained independent legal and financial advisors to assist it in evaluating and negotiating the Acquisition. In approving the terms of the Acquisition, the conflicts committee based its decision in part on an opinion from the independent financial advisor that the consideration to be paid by the Partnership pursuant to the Contribution Agreement is fair, from a financial point of view, to the holders of Common Units unaffiliated with P66 Company, P66 PDI, the General Partner and their respective affiliates (other than the Partnership).

Series A Preferred Unit and Common Unit Purchase Agreement

On September 21, 2017, the Partnership entered into a Series A Preferred Unit and Common Unit Purchase Agreement (the “Purchase Agreement”) with certain affiliates of

Stonepeak Infrastructure Partners, First Reserve XIII Advisors, L.L.C. and Tortoise Capital Advisors, LLC (collectively, the “Purchasers”) to issue and sell in a private placement (the “Private Placement”) an aggregate of 13,819,791 Series A Perpetual Convertible Preferred Units representing limited partner interests in the Partnership (the “Preferred Units”) for a cash purchase price of $54.27 per Preferred Unit (the “Preferred Issue Price”) and an aggregate of 6,304,204 Common Units for a cash purchase price of $47.59 per Common Unit, resulting in total gross proceeds of approximately $1.05 billion.

The closing of the Private Placement (the “Closing”) is expected to occur in early October 2017, subject to the delivery of customary closing deliverables and certain closing conditions, including, among others: (i) the continued accuracy of the representations and warranties contained in the Purchase Agreement; (ii) the performance by each party of its respective obligations under the Purchase Agreement; (iii) the absence of any legal proceeding or order by a governmental authority restraining, enjoining or otherwise prohibiting the Private Placement; (iv) the absence of a material adverse effect on the results of operations or financial condition of the Partnership; (v) the closing of the Acquisition either prior to or concurrently with the Closing; and (vi) the execution of certain agreements and delivery of certain documents related to the Private Placement, including the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Amended and Restated Partnership Agreement”) and a registration rights agreement to be entered into by the Partnership with the Purchasers (the “Registration Rights Agreement”), each in substantially the form attached as an exhibit to the Purchase Agreement.

Net proceeds to the Partnership upon the Closing, after deducting offering and transaction expenses, are expected to be approximately $1.03 billion. The Partnership intends to use the proceeds from the Private Placement to fund a portion of the consideration payable by the Partnership in the Acquisition described above and for general partnership purposes, including funding of future acquisitions and organic projects and repayment of outstanding indebtedness.

The Purchase Agreement contains customary representations, warranties and covenants of the Partnership and the Purchasers. The Partnership, on the one hand, and the Purchasers, on the other hand, have agreed to indemnify each other and their respective investors, officers, directors, partners, members, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives against certain losses resulting from breaches of their respective representations, warranties and covenants, subject to certain negotiated limitations and survival periods set forth in the Purchase Agreement.

Pursuant to the Purchase Agreement, in connection with the Closing, the General Partner will execute the Amended and Restated Partnership Agreement to, among other things, authorize and establish the rights and preferences of the Preferred Units and make certain other changes of an administrative or immaterial nature. The Preferred Units are a new class of security that will rank senior to all existing classes or series of limited partner interests of the Partnership with respect to distribution rights and rights upon liquidation. The Preferred Units will vote on an as-converted basis with the Common Units and will have certain other class voting rights with respect to any amendment to the Amended and Restated Partnership Agreement or the Partnership’s certificate of limited partnership that would be adverse (other than in a de minimis manner) to any of the rights, preferences or privileges of the Preferred Units.

The holders of the Preferred Units will receive cumulative quarterly distributions at a rate of 5% per annum until the third anniversary of the Closing, and thereafter the quarterly distributions on the Preferred Units will equal the greater of 5% per annum and the amount that the Preferred Units would have received if they had converted into Common Units at the then applicable conversion rate (as defined below). The Partnership will not be entitled to pay any distributions on any junior securities, including any of the Common Units and the incentive distribution rights, prior to paying the quarterly distribution payable to the Preferred Units, including any previously accrued and unpaid distributions.

Each holder of the Preferred Units may elect to convert all or any portion of the Preferred Units owned by it into Common Units initially on a one-for-one basis, subject to customary anti-dilution adjustments and an adjustment for any distributions that have accrued but not been paid when due (which we refer to as the “conversion rate”), at any time (but not more often than once per quarter) after the second anniversary of the Closing (or earlier liquidation, dissolution or winding up of the Partnership), provided that any conversion is for at least $50 million (calculated based on the Preferred Issue Price) or such lesser amount if such conversion relates to all of a holder’s remaining Preferred Units.

The Partnership may elect to convert all or any portion of the Preferred Units into Common Units at any time (but not more often than once per quarter) after the third anniversary of the Closing if (i) the Common Units are listed or admitted for trading on a national securities exchange, (ii) the average volume weighted average price (“VWAP”) of the Common Units is greater than 135% of the Preferred Issue Price for the preceding 20 trading days, (iii) the average daily trading volume of the Common Units exceeds 100,000 (as adjusted to reflect splits, combinations or similar events) for the preceding 20 trading days and (iv) the Partnership has an effective registration statement on file covering resales of the underlying Common Units to be received by the holders upon conversion of the Preferred Units, provided that the conversion is for at least $50 million (calculated based on the Preferred Issue Price) or such lesser amount if such conversion relates to all of the then outstanding Preferred Units.  The Preferred Units will be converted at the conversion rate if the VWAP of the Common Units for the 20 trading days preceding the notice of conversion (the “Conversion VWAP”) is equal or greater to 137.5% of the Preferred Issue Price, and at a ratio of one Common Unit for each 0.975 Preferred Unit if the Conversion VWAP is less than 137.5% of the Preferred Issue Price.  The Partnership also may elect, rather than converting the Preferred Units, to redeem the Preferred Units at a redemption price equal to the Conversion VWAP if the conditions described in clauses (i) through (iv) above have been met, provided that the redemption is for at least $50 million (calculated based on the Preferred Issue Price) or such lesser amount if such redemption relates to all of the then outstanding Preferred Units.

Upon certain events involving a Series A Change of Control (as defined in the Amended and Restated Partnership Agreement) in which more than 90% of the consideration payable to the holders of the Common Units is payable in cash, the Preferred Units will automatically convert into Common Units at a conversion ratio equal to the higher of (a) the then applicable conversion rate and (b) the quotient of (i) the sum of (A) the Preferred Issue Price (plus any accrued and unpaid distributions on the Preferred Units) multiplied by a premium factor (ranging from 115% to 101% depending on when such transaction occurs) plus (B) a pro rata portion of the distribution for the quarter in which the conversion occurs relating to the portion of such quarter that has elapsed as of the date of such conversion, divided by (ii) the VWAP of the Common Units for the 30 trading days prior to the execution of definitive documentation relating to such change of control.

In connection with other Series A Change of Control events that do not satisfy the 90% cash consideration threshold described above, each holder of the Preferred Units may elect to (a) convert its Preferred Units to Common Units at the then applicable conversion rate, (b) if the Partnership is not the surviving entity (or if the Partnership is the surviving entity, but the Common Units will cease to be listed), require the Partnership to use commercially reasonable efforts to cause the surviving entity in any such transaction to issue a substantially equivalent security (or if the Partnership is unable to cause such substantially equivalent securities to be issued or if the Series A Change of Control consists of a transaction or series of transactions pursuant to which PSX or any of its affiliates (other than the Partnership or any of its subsidiaries) acquires all of the outstanding Common Units or all or substantially all of the assets of the Partnership and its subsidiaries (including by way of merger, consolidation or otherwise, and whether for cash, non-cash consideration or a combination thereof), to convert into Common Units at a premium based on a specified formula subject to aggregate return limitations or to be converted in accordance with clause (a) above or redeemed in accordance with clause (d) below), (c) if the Partnership is the surviving entity, continue to hold the Preferred Units or (d) require the Partnership to redeem the Preferred Units at a price per unit equal to 101% of the Preferred Issue Price, plus accrued and unpaid distributions on the applicable Preferred Units and a pro rata portion of the distribution for the quarter in which the redemption occurs relating to the portion of such quarter that has elapsed as of the date of such redemption, which may be payable in cash, Common Units or a combination thereof at the election of the General Partner (and, if payable in Common Units, will be issued at 95% of the VWAP of the Common Units for the 30 trading days ending on the fifth trading day preceding the consummation of the Series A Change of Control).

Pursuant to the terms of the Purchase Agreement, in connection with the Closing, the Partnership has agreed to enter into the Registration Rights Agreement in substantially the form attached as an exhibit to the Purchase Agreement pursuant to which, among other things, the Partnership will give the Purchasers certain rights to require the Partnership to file and maintain one or more registration statements with respect to the resale of the Preferred Units, the Common Units and the Common Units that are issuable upon conversion of the Preferred Units, and to require the Partnership to initiate underwritten offerings for the Common Units (including the Common Units that are issuable upon conversion of the Preferred Units).

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02                                           Unregistered Sales of Equity Securities

The information regarding the Partnership’s issuance of Common Units and general partner units in connection with the Contribution Agreement and Common Units and Preferred Units in connection with the Private Placement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The Common Units and general partner units to be issued pursuant to the Contribution Agreement and the Common Units and Preferred Units to be issued pursuant to the Purchase Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued, in each case, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

Item 7.01                                           Regulation FD Disclosure

On September 22, 2017, the Partnership announced that it entered into the Contribution Agreement.  A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated by reference into this Item 7.01.

Item 8.01                                           Other Events

On September 22, 2017, the Partnership announced the pricing of the Private Placement in a press release issued in accordance with Rule 135c of the Securities Act.  A copy of the press release is attached hereto as Exhibit 99.2 and incorporated by reference into this Item 8.01.

Item 9.01                                           Financial Statements and Exhibits

(d) Exhibits

Exhibit No.		Description

2.1	—

Contribution, Conveyance and Assumption Agreement, dated as of September 19, 2017, by and among Phillips 66 Partners LP, Phillips 66 Partners GP LLC, Phillips 66 Company and Phillips 66 Project Development Inc.

10.1	—	Series A Preferred Unit and Common Unit Purchase Agreement, dated as of September 21, 2017, by and among Phillips 66 Partners LP and the Purchasers party thereto

99.1	—	Press Release dated September 22, 2017, announcing the Acquisition pursuant to the Contribution Agreement

99.2	—	Press Release dated September 22, 2017, announcing the pricing of the Private Placement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phillips 66 Partners LP
	By:	Phillips 66 Partners GP LLC, its general partner

Dated: September 25, 2017	By:	/s/ J.T. Liberti
J.T. Liberti
Vice President and Chief Operating Officer